UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2017

NICHOLAS FINANCIAL, INC.

(Exact name of registrant as specified in its Charter)

British Columbia, Canada	0-26680	8736-3354
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2454 McMullen Booth Road, Building C Clearwater, Florida	33759
(Address of Principal Executive Offices)	(Zip Code)

(727) 726-0763

(Registrant’s telephone number, Including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

January 11, 2017 – Clearwater, Florida – On January 11, 2017, Nicholas Financial, Inc. (NASDAQ: NICK) (the “Company”) executed an amendment to its existing $250.0 million credit facility, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The amendment provides for a temporary adjustment to the calculation of the availability under the credit facility effective as of December 30, 2016 and will be in place through June 30, 2017. In connection with such adjustment, the interest rate under the credit facility was temporarily increased by fifty basis points (0.5%) on borrowings outstanding during such period and an additional event of default (refer to section 11.1(r) in Exhibit 10.1) was added to the credit facility that would be triggered if the sum of the percentages of accounts that were more than thirty days past due, accounts that were charged off, and the value of repossessed vehicles held as assets exceeds a specified monthly threshold.

The Company negotiated this amendment due to greater than anticipated weakness in portfolio collections and subsequent charge-offs in October and November of 2016. The Company’s continued portfolio weakness has been exacerbated by greater than anticipated difficulties in implementing a centralized collection model beginning October 1, 2016. Due to the difficulty of predicting future delinquencies and subsequent charge-offs, the Company views the execution of this amendment as a prudent step in order to better ensure the availability of its credit line during the six months ending June 30, 2017.

During the month of November 2016, the Company began soliciting collection assistance from selective branches within its branch network. The Company experienced modest improvement in collections and lower delinquencies and as such broadened its assistance requests to additional branches during the quarter. The Company has since implemented a collection strategy that will initially transition most of the collection activity for its approximately 20 largest branches back to the individual locations beginning in January 2017. The Company also anticipates that by approximately February 1, 2017, it will similarly transition its next 20 largest branch locations to handle most collection activity at the respective branch locations. Collections for the remaining approximately 25 branch locations are still in the process of being evaluated. Upon the completion of such evaluation, collection activities for these remaining branches may be continued utilizing the centralized collection model or may be transition back to the individual branches. The Company is also evaluating other means to improve collections.

The Company expects to release its financial results for the three and nine months ended December 31, 2016 on or about February 2, 2017.

Except for the historical information contained herein, the matters discussed in this Form 8-K include forward-looking statements that involve risks and uncertainties including our ability to improve collections and subsequent overall delinquency totals, current and future strategic decisions related to collection strategies and its overall effect on performance, the ability to meet or exceed performance thresholds as outlined in the credit line amendment attached as an exhibit to this Form 8-K, overall market conditions in the subprime automobile segment, the ability to maintain the proper personnel in key positions, general economic conditions, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2016. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward-looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

Item 9.01 Financial Statements and Exhibits.

Exhibit #	Description

10.1	Amendment No. 5, dated as of December 30, 2016, to Second Amended and Restated Loan and Security Agreement, dated as of January 12, 2010, by and among Nicholas Financial Inc., a Florida corporation, Bank of America, N.A., as agent, and each of the Lenders parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NICHOLAS FINANCIAL, INC.
(Registrant)

Date: January 11, 2017	/s/ Ralph T. Finkenbrink
Ralph T. Finkenbrink
Chairman, President, Chief Executive Officer
(Principal Executive Officer)

Date: January 11, 2017	/s/ Katie L. MacGillivary
Katie L. MacGillivary
Vice President, Chief Financial Officer
(Principal Financial Officer and Accounting Officer)